Exhibit 10.1

ASSIGNMENT OF CONTRACTS

THIS ASSIGNMENT OF CONTRACTS (the "Assignment") is entered into this 28th day of January, 2005 by and between PRIME TIME CABLE, INC., a Florida corporation ("Assignor") and PRIME TIME BROADBAND, INC. a Florida corporation ("Assignee").

RECITALS

A.

Assignor and Assignee entered into an Asset Purchase Agreement of even date herewith (the “Agreement”).

B.

Assignor has agreed to assign to Assignee its interest in the Assigned Agreements as defined in the Agreement.

C.

Assignee desires to assign and Assignee desires to receive all of Assignor's right, title and interest in and to the Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.

Assignor hereby assigns, conveys and transfers to Assignee all of Assignor's right, title and interest in and to the Agreement, and Assignee hereby accepts such assignment as if Assignee were an original party thereto, in Assignor's place and stead.

2.

Assignor represents and warrants that (a) Assignor owns all of the right, title and interest of Buyer in the Agreement and has full power to assign such rights and interest; (b)  the Agreement is not subject to any mortgages, pledges, liens, conditional sales, encumbrances, licenses, security interests, covenants, preferences, conditions, restrictions or any other matters of any nature affecting title.  This is in addition to, and not in limitation of any of the representations made in the Agreement regarding the Assigned Agreements.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed on the date first above written.

Prime Time Cable, Inc.

By:  /s/ William Strickler

Name: William Strickler

Its: President

Prime Time Broadband, Inc.

By: /s/ Chris Petersen

Name: Chris Petersen

Its: President & CEO